Our Commitment

        This code of conduct is to reaffirm our commitment to integrity as the cornerstone of the behavior of officers, directors and employees of Darling International and all others who act on our behalf.

         The purpose of this code of conduct is to promote:

  The avoidance of conflicts between personal and professional interests where possible;

  Honest and ethical conduct, including, the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, including through full disclosure (to your General Manager at your location, Company senior management or the ombudsman (see Compliance and Discipline section) of any transaction or relationship that reasonably could be expected to give rise to or the appearance of a conflict;

  Full, fair, accurate, timely, and understandable disclosure in the reports and documents required to be filed by the Company with regulators and in other public communications made by the Company;

  Compliance with applicable American Stock Exchange and governmental laws, rules and regulations;

  The prompt internal reporting to your immediate supervisor, Company senior management, or the ombudsman (see Compliance and Discipline section) of any violation of this code; and

  Personal accountability for adherence to this code.

        Each officer of the Company is also an employee, and is responsible for complying with all provisions of this code that are applicable to employees.

        Each of us is responsible for acting in accordance with high ethical standards. Our ethical standards are based on respect for the dignity of each individual and a commitment to honesty and fairness.

        Our obligation to operate within the law is just the beginning of our ethical commitment. We must always strive for fairness in our dealings and relationships.

        The guidelines contained in this code are to assist you in making the right choices when confronted with a difficult situation.

        By following these guidelines, you will help ensure that we conduct our business for the benefit of all our stakeholders — that is, our customers, shareholders, suppliers, host communities and fellow employees.

        However, these guidelines do not cover every situation; and guidelines have exceptions. Please refer to the Complaint Procedure as outlined in the Company employee handbook.

        The willingness of each of us to raise ethical concerns is essential. The Company will take every action possible to ensure that no one will suffer any adverse effects to their job or career as a result of raising an ethical concern or questioning a Company practice.

        Individuals in management positions have a special responsibility to demonstrate and model high ethical standards in their behavior and to create an environment that supports ethical behavior: an environment where questionable practices are challenged and unethical or illegal practices are not tolerated.

        Our success is dependent on each of us being able to properly apply these ethical standards to our own behavior.

        Ultimately, the responsibility for ethical behavior rests with you in the exercise of your independent judgment.

A Statement of Our Ethical Principles

  We will deal fairly and honestly with those who are impacted by our actions and treat them as we would expect them to treat us if the situation were reversed.

  We will respect the dignity of each individual.

  We will conduct our business in accordance with all applicable laws and will not pursue any business opportunity which requires violation of the law or these principles.

  We will undertake only those business activities that will withstand public ethical scrutiny.

  We will disclose any conflict or apparent conflict of interest we may have regarding our responsibilities to the Company and remove the conflict or apparent conflict where required.

  We will promote relationships based on mutual trust and respect and provide an environment where individuals may question a Company practice without suffering a career disadvantage.

Conducting the Company’s Business

        In conducting the business of the Company, you will be dealing with a variety of people and organizations including customers, suppliers and competitors as well as community representatives and other employees.

  All of our business relationships should be based on honesty and fairness.

  We want long-term, mutually beneficial, business relationships; and trustworthiness is essential to establish and keep them.

  Be truthful in your representation of the Company. If there is a mistake or misunderstanding, correct it immediately.

        Dealing with Customers. Serving customers is the focal point of our business. Satisfying customers is the best way to ensure business success.

  We must work with customers to understand and anticipate their needs, and identify and remove obstacles customers may see in doing business with us.

  We need to respond promptly and courteously to customer inquiries and requests.

  We must accurately represent our products and services in our marketing, advertising and sales efforts.

  We must provide products and services of the highest quality. We need to understand what represents “highest quality” in the eyes of the customer. We must regularly measure customer satisfaction and continuously improve our quality.

        Dealing with Suppliers. Our relationships with our suppliers are critical to the success of our Company. Recognizing this fact we will:

  establish a partnering environment of mutual trust in all supplier dealings;

  make every effort to live up to commitments made to any and all suppliers;

  treat suppliers' premises and personnel with care and respect.

        Dealing with Each Other. Basic to our relationship with each other is the recognition of the value and worth of each individual and the necessity to provide a working climate which is protective of the well-being of all employees. Employees and applicants for employment will be evaluated for employment and promotion on a non-discriminatory basis.

         Disparagement.        No one should ever make false, misleading or disparaging remarks about individuals or organizations or their products and services.

  In particular, do not disparage our competitors or their products or employees. We should sell our products and services on their merits.

  If you make comparisons between our products and those of a competitor, they must be accurate and factual.

        Industrial Information. We regularly acquire information about other companies in conducting our business. This is acceptable when this information is properly acquired. Proper sources would include information which is published or in the public domain, or is lawfully received from the owner or an authorized third party.

        Examples of improper means of acquiring information are:

  Receiving information from a third party that was illegally or improperly acquired by the third party.

  Receiving confidential information of a company from present or former employees who are unauthorized to disclose it.

        If you come into possession of information from another company that is marked confidential, or that you believe is confidential, you should consult our legal counsel or ombudsman if you have any questions regarding the proper authorization of your possession. Our attorney will evaluate whether our possession is proper and determine the appropriate course of action.

        Confidential Information Properly Received. We regularly receive confidential information from those with whom we do business. When we receive such information, it should be received under the terms of a written agreement that spells out our obligations for the use and protection of the information. These agreements should be reviewed by counsel.

  You must protect the confidentiality of any such information and limit your use of it to what is authorized by the agreement. You are also responsible to see that those who are not authorized do not have access to the confidential information.

        Use of Software. One form of intellectual property we acquire is computer software.

  In addition to being copyrighted, computer software programs are usually subject to license agreements. These agreements restrict your lawful use of the software. For example, a license may prohibit copying of the programs and restrict its use to a specified computer.

  You should not copy software or use it on a different computer unless the license agreement permits such copying or use.

  Any authorized copies shall contain the proper copyright and other required notices of the vendor.

  You should read and understand the software agreements governing the software you use and obtain assistance to understand the limitations on the use and copying of the software.

        Gifts, Meals, and Entertainment. Except when dealing with representatives of the federal government, you may receive or give customary business amenities such as meals, provided they are associated with a business purpose, reasonable in cost, appropriate as to time and place.

        You may not give or receive gifts, meals or entertainment unless:

  They are limited in value and cannot be viewed as a bribe, kickback or payoff.

  They do not violate any law or generally accepted ethical standards including the standards of the recipient’s organization.

  If you are unsure of the appropriateness of giving or receiving a gift, you should contact your supervisor.

        Improper Payments. Except for payments by the Company to registered lobbyists to influence legislation or regulation affecting the rendering industry; we will not directly or indirectly offer or solicit any kind of payments or contributions for the purpose of:

  Persuading any officials or employees of another company to fail to perform, or to improperly perform their duties.

  Influencing legislation or regulations, except through properly registered lobbyists.

        Accurate Records and Reporting. All Company officers and employees - and, in particular, the chief executive officer, the chief financial officer, the comptroller and the principal accounting officer - have a responsibility to promote the accuracy, adequacy and completeness of the Company's accounting records. All employees, officers and directors should immediately report any false or misleading entries of which they have knowledge. Furthermore, the chief executive officer, the chief financial officer, the comptroller and the principal accounting officer must (i) act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his or her independent judgment to be subordinated to the judgment of others, and (ii) produce full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications. Company records must reflect an accurate and verifiable record of all transactions.

  Information that you record and submit to another party, whether inside or outside the Company, and whether to a private party or a governmental entity, must be accurate, timely and complete. It should honestly reflect the transaction or material. Reports or records should not be used to mislead those who receive them, or to conceal anything that is improper. This includes all governmental reports such as securities or other financial reports, environmental, tax, employment, etc. It is the policy of the Company to fully and fairly disclose the financial condition of the Company in compliance with applicable accounting principles, laws, rules and regulations and to make full, fair, accurate, timely and understandable disclosure (i) in our periodic reports filed with the Securities and Exchange Commission and (ii) in other communications to securities analysts, rating agencies and investors, except to the extent that dissemination of such information is limited by Regulation FD promulgated by the Securities and Exchange Commission. If you become aware of false or inaccurate reports, you are expected to report that to your immediate supervisor, Company senior management, or the ombudsman (see Compliance and Discipline section).

  Any effort to mislead or coerce the independent auditors or a member of internal audit staff concerning issues related to audit, accounting or financial disclosure has serious legal consequences for the perpetrator, including criminal sanctions, and for the Company and is strictly prohibited. If you become aware of any violation of this policy, you are expected to report that to your immediate supervisor, Company senior management, or the ombudsman (see Compliance and Discipline section).

        Political Contributions. Company resources shall not be used to support political parties or candidates.

  Individual employees are encouraged to support their own parties and candidates, but they must do so on their own time and not use Company resources.

  If a planned contribution could in any way be looked upon as involving Company funds, property or services, legal counsel should be consulted.
Consultants.	Consultants and agents retained by the Company must adhere to our code of conduct in the course of their work on behalf of the Company.

  Special care should be taken to ensure no conflict of interest exists, that the consultant is genuinely qualified and in the business for which retained, that the compensation is reasonable for the services being performed, and that there is a written agreement outlining the statement of work and under which the consultant agrees to abide with all applicable laws and report any conflicts of interest.

  Consultants and agents may not be retained to do anything illegal or improper. What you may not do directly you cannot do indirectly by acting through another party.

        Legal Compliance. Each employee and director must become familiar with and comply with the laws, rules and regulations, including AMEX regulations and rules and regulations promulgated by the Securities and Exchange Commission, which govern his or her area of responsibility. If you are responsible for activity involving the application of a particular law, rule or regulation, you should consult with and be guided by the advice of legal counsel. Decisions regarding the applications of the various laws, rules and regulations should not be made without that advice.

  It is the Company's intent to conduct its business in a way that not only conforms to the letter of the law and applicable rule or regulation, but also promotes the spirit of fairness and honesty behind the laws.

        Antitrust Laws. The antitrust laws are intended to preserve competition by prohibiting actions that could unreasonably restrain the functioning of a free and competitive marketplace.

  Any agreement that could limit competition in a specific market may be a violation of these laws and must be reviewed by Company counsel.

  Because verbal exchanges can be viewed as an agreement, you need to exercise caution whenever you meet or talk with competitors. Any contact with competitors should be documented by completion of an Antitrust Compliance Certificate.

  Keep your discussions to the business purpose of the meeting.

  Avoid discussions with competitors related to market share, projected sales for any specific product or service, revenues and expenses, production schedules, inventories, unannounced products and services, pricing strategies, marketing, and of course, any proprietary Company information.

        These requirements also apply to informal contact you may have with competitors, including those at trade shows or meetings of professional organizations.

        Each employee is required to comply with the Company’s Antitrust Compliance Manual and each employee should use the reporting forms in the manual.

        Environmental Actions. As a Company and as employees, we must exercise good judgment with regard to the environmental aspects of our use of our manufacturing processes. All necessary action must be taken to eliminate the generation, discharge and disposal of hazardous materials. We must comply fully with all federal, state and local environmental protection laws.

         Nepotism.  The Company does not prohibit employment of two or more individuals who are related by blood, marriage or domestic partnership; provided, however, that the relationship must be promptly disclosed to the appropriate General Manager and the Executive Vice President, Finance and Administration prior to the hiring of any such individual or, if any such relationship arises following employment, disclosure must be given promptly to each individual’s supervisor. Each employee who is so related is responsible for conducting himself or herself professionally during the course of his or her duties and avoiding any appearance of favoritism or other impropriety.

Your Responsibilities to the Company

        Conflict of Interest. You are expected to avoid situations where the private interests of you or members of your family conflict with the interests of the Company.

  You or any member of your family should not have any business or financial relationship with customers, suppliers, third party service providers, or competitors, without the prior express approval of both the General Manager at your location, if applicable, and the Chief Executive Officer of the Company. This would include the ownership of stock in these companies. However, ownership of a nominal amount of stock in a publicly-owned Company would not be considered a conflict unless the amount was large enough to influence you.

  You or any member of your family may not market products or services that compete with any product or service marketed by the Company. Nor may you or any member of your family work for a competitor, customer, third party service provider, or supplier as an employee or consultant without prior express approval of both the General Manager at your location, if applicable, and the Chief Executive Officer of the Company.

  If you are not sure if your situation or relationship, or the situation or relationship of a family member, with another organization might conflict with your job performance or our Company’s interests, as soon as you become aware of it you should discuss it with your General Manager, if applicable, or the Chief Executive Officer of the Company. Most potential conflict situations are readily resolved and it is always best for you to raise your concern so that the matter can be resolved without misunderstanding and before an issue arises.

  Any approvals given pursuant to this Section must be reviewed and renewed annually by both the responsible General Manager and the Chief Executive Officer.

        Unauthorized Use of Company Property or Services. You may not use Company property and services for the personal benefit of yourself or someone else unless the use has been properly approved for general employee use or for a specified purpose.

        Safeguarding Company Assets. Each of us is responsible for protecting Company assets, which include the Company’s investment in trade secrets, technology and other proprietary information as well as physical property. Managers are responsible for setting up and keeping good controls to protect assets from loss or unauthorized use.

        Each of us is responsible for assisting in preventing waste and theft and assuring the integrity of the controls.

        Confidential and Proprietary Information. You may have access to and become knowledgeable about sensitive information that is confidential, private or proprietary and which is very valuable to the Company. Sensitive business information requiring protection includes customer lists, materials developed for in-house use, administrative and manufacturing processes, business plans, pricing strategies and any formulas, devices and compilations of information which give the Company a competitive advantage.

        Media Contact and Public Discussion. News media contact and responses and public discussion of Company business should only be made through the Company’s authorized spokesperson(s).

  If you are questioned by news reporters you should refer them to the appropriate Company representative or handle the issue yourself if, and only to the extent, you have been so authorized.

  Failure to observe this policy can cause harm to the Company and spread misinformation.

        Insider Trading. Federal law prohibits employees and others from buying or selling Company securities, i.e., Company stock, based on information not publicly available that could affect the price of the securities.

  You may buy and sell Company securities. However, you may not buy or sell securities at a time when you have inside information of a material nature.

  You must wait until that information becomes publicly available.

  Inside information that might be material includes earnings estimates, significant business developments, expansion or curtailment of operations, sale or purchase of substantial assets or other activity of significance.

  In addition, you may not give such information or tips to family, friends or anyone.

  Each employee is required to comply with the Company’s Policy on Securities Transactions. Please note the requirement for pre-clearance of all transactions involving Company securities.

        Assistance and Compliance

         Assistance.  We all share a responsibility to protect the Company’s reputation.

        It takes courage to raise an ethical issue — especially if it involves a situation in your work area. However, the Company will support you in carrying out your responsibility.

        The best course of action when you have an ethical problem is to discuss it with someone. You should consult your manager, Company counsel or Company ombudsman when you need assistance.

        Anyone contacted with a request for assistance must take every practical and reasonable measure to ensure that the employee’s relationship with the Company will not be adversely affected as a result of the request.

         Exceptions.   No set of guidelines can cover all the situations you will encounter and guidelines have exceptions.

  If you encounter a situation where the application of the requirements contained in this code seems inappropriate, consult with your manager, Corporate Human Resources —Irving, Texas, or the Company ombudsman. Refer to the Complaint Resolution Procedure as outlined in the Company employee handbook.

        Compliance and Discipline. You are responsible for understanding and complying with this code of conduct. An employee’s manager is responsible for assisting him or her in understanding the code and being aware of the ethical quality of his or her business behavior.

  You have a responsibility to report promptly any suspected violations of this code to your supervisor, Corporate Human Resources — Irving, Texas or Corporate Legal Counsel — Irving, TX. If for some reason you feel uncomfortable reporting any suspected violations of this code to the above listed parties, you may report any violations to the independent ombudsman at 1-800-501-7585 (Settlement Solutions Inc.). This is a private agency and not operated by Darling International Inc. The ombudsman will contact the Chairman of the Audit Committee — Darling International Inc. who is a non-employee independent member of the Darling International Inc. Board of Directors.

  No employee will suffer any adverse action or career disadvantage for questioning a Company practice or reporting a suspected violation of this code or other irregularity.

  The Company and/or ombudsman will investigate possible violations. In doing so, rights of all parties concerned, will be respected.

  The identity of employees reporting possible violations will be kept confidential unless the Company is required to reveal it in order to enforce this code or by applicable law or judicial process.

  If a violation is found, the Company will take appropriate disciplinary action, up to and including termination and filing of criminal charges.

        Individual Judgment. These guidelines are to help all of us better understand what we believe to be in the best interest of our employees, shareholders, those with whom we do business and the public at large. Ultimately, however, you are left to depend on your own individual judgment in deciding on the correct course of action.

        As you consider a particular situation, considering the following factors may help you arrive at a satisfactory answer:

  Is my action consistent with approved Company practices?

  Does my action give the appearance of impropriety?

  Will the action bring discredit to an employee or the Company if disclosed?

  Is my action in accord with all applicable laws and regulations?

  Can I defend my action to my supervisor and other employees, if applicable, and to the general public?

  Does my action meet my personal code of behavior?

  Does my action conform to the spirit of this code of conduct?

        Remember to always use your good judgment and common sense. This code of conduct is intended to reflect the collective good judgment and common sense of all of us. Whenever you see a situation where this is not the case, you have the responsibility to explain why, so it can be changed.

Help and Information

        The Company has designated personnel to assist employees in resolving questions involving ethics and conduct. As employees, we should not hesitate to avail ourselves of the help. Indeed, if any of us are uncertain as to the proper course of action, we have an obligation to the Company to seek appropriate advice. An employee with a need for help or information regarding the code is encouraged to follow the Complaint Resolution Procedure outlined in the Company employee handbook.

Discipline and Mandatory Sanctions

        The code is important to the Company and must be taken seriously by all of us as employees. Accordingly, violations of the code will not be tolerated and, in accordance with Company regulations and applicable collective bargaining agreements, will result in appropriate disciplinary action. Furthermore, if an investigation of a violation under this policy shows that the employee reporting the violation falsified any information regarding the violation, that employee will be subject to appropriate disciplinary action.

Summary

        It is the objective of the Company and each of us to operate according to the highest possible standards. We have a serious responsibility to ensure that our personal conduct is above reproach and, difficult as it may be at times, we also have obligations regarding the conduct of those who work around us or otherwise perform services for the Company.   (1)

        The code will be enforced at all levels fairly and without prejudice. Consistent with our obligations under the law, and within the enforcement processes established herein, the Company will keep confidential the identity of employees about or against whom allegations of violations are brought, unless or until it has been determined that a violation has occurred. Similarly, the Company will take all reasonable steps to keep confidential the identity of anyone reporting a possible violation.

(1)         Nothing in this code is intended to increase the obligations or liability of any director beyond that which may be imposed by law, rule or regulation.

ACKNOWLEDGEMENT

I have received and read the Darling International Code of Conduct. I understand that this Code represents the policies of Darling International, and I agree to abide by the Code when acting for or on behalf of Darling. I understand that any material violation of the Code may subject me to disciplinary action, up to and including discharge; provided however, by signing this Acknowledgement, I do not waive any rights I may have under any applicable collective bargaining agreement.

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Employee Name (Printed)

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Employee Signature

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Date

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